CALGARY, Alberta----July 8, 2005--Deep Well Oil & Gas, Inc. ("Deep Well" or "the Company") (PINK SHEETS:DWOG - News), wishes to announce that a majority of shareholders have elected a new board of directors effective June 29, 2005. The new board of directors is Dr. Horst A. Schmid, Cyrus Spaulding, and Donald Jones. On July 1, 2005, the directors added Curtis Sparrow to the board.

The corporation is pleased to announce that Dr. Horst A. Schmid has taken over the position of President and CEO of Deep Well. Dr. Schmid has been the Chairman of the board of Deep Well since February 9, 2004. Dr. Schmid has a long and distinguished career as Exporter of Alberta Petroleum Industry Products and Equipment as well as 15 years as Cabinet Minister for the government of Alberta and 10 years as Commissioner General for Trade. During that time he was involved in numerous successful overseas negotiations for the Alberta Oil & Gas Industry, achieving major contracts for Alberta Equipment/Production/Service Companies. He is the recipient of many Canadian and International Awards for his accomplishments. Dr. Schmid took courses in Business Finance, Business Administration and Business Psychology from the University of Toronto.

Cyrus Spaulding is a professional engineer with over 17 years experience in the oil and gas industry. Mr. Spaulding has worked on projects in Canada as well as overseas. His experience includes gas plants, hydrocarbon liquids fractionation plants, heavy oil pilot plants and heavy oil commercial plants. Mr. Spaulding has also worked with a major oil and gas company in Alberta providing forecasting and analysis on heavy oil projects. Mr. Spaulding is a graduate of Lakehead University and a registered Professional Engineer.

Donald Jones brings over 30 years of broad oil, natural gas and petrochemical experience to Deep Well. His experience spans the manufacturing and service sectors, engineering and project management in the EPC environment. Mr. Jones has also worked at a senior management level for companies with both new and established oil and gas properties. In addition to the above mentioned work experience, Mr. Jones was Project Manager, including field construction, commissioning, and optimization on past SAGD Pilot Facilities which laid the ground work for commercial scale production and processing of heavy oil. A graduate of University of Calgary, Mr. Jones is a registered Professional Engineer. Mr. Jones has significant domestic and international experience having worked in Canada, Africa, Russia, Kazakhstan and South East Asia.

Curtis Sparrow has been a director of Deep Well since February 9, 2004. Mr. Sparrow has been involved in the oil and gas industry in various capacities for over 25 years. He held directorships and senior officer positions with junior exploration and development companies before becoming a self-employed consultant. He has since participated in the marketing side of the oil and gas industry, and was part of an acquisition team formed to assess and develop a bid for a multi-billion dollar integrated oil company. His experience also includes corporate and project management, international businesses and mining. Mr. Sparrow is a graduate of the University of Alberta with an Engineering degree and an MBA. Mr. Sparrow is also a registered Professional Engineer

Deep Well Oil & Gas, Inc. is a Nevada corporation based in Alberta Canada. Deep Well Oil & Gas, Inc. has a 40% working interest in 63 contiguous sections (NET
25.2 sections or 16,128 acres to Deep Well) of oil sands leases in the Sawn Lake oil sands in North Central Alberta, Canada.

This press release contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in the Company's proposed oil and gas related business. The Company's business is subject to various risks, which are discussed in the Company's filings with the Securities and Exchange Commission ("SEC"). The Company's filings may be accessed at the SEC's Edgar system at www.sec.gov. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement.

Deep Well Oil & Gas, Inc. (PINK SHEETS:DWOG - News)

Contact:
      Deep Well Oil & Gas, Inc.
      Dr. Horst A. Schmid
      (780)-409-9264